Exhibit 10.20

REALNETWORKS, INC.

THOMAS NIELSEN EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Thomas Nielsen (“Executive”) and RealNetworks, Inc., a Washington corporation (the “Company”), effective as of November 9, 2011 (the “Effective Date”). The Agreement replaces the offer letter and attached terms of executive employment agreement for Executive, which were dated October 18, 2011.

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will serve as the Company’s President and Chief Executive Officer. Executive will report to the Company’s Board of Directors (the “Board”). As of the Effective Date, Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board.

(b) Board Membership. Executive will be appointed to serve as a member of the Board as soon as practicable after the Effective Date. Thereafter, at each annual meeting of the Company’s stockholders during the Employment Term (as defined below) at which Executive’s director class is up for election, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates), without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

(c) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with the Company’s corporate governance guidelines and code of business conduct and ethics. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without additional approval of the Board (but in accordance with and subject to Company policies as then in effect), serve (i) as a non-employee director or PNI Digital Media Inc., and (ii) in any capacity with any civic, educational, or charitable organization, provided in all cases that such services do not interfere with Executive’s obligations to the Company. Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement. Executive further represents that he disclosed to the Company in writing all threatened, pending, or actual claims that were unresolved and still outstanding as of the Effective Date, in each case, against Executive of which he was aware, if any, as a result of his employment with any previous employer or his membership on any boards of directors.

(d) Other Entities. The Executive acknowledges that in the course of his duties that he may be appointed to serve as an officer or director of one or more of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment and Executive agrees to serve without additional compensation as an officer and director for any such subsidiaries, partnerships, joint ventures, limited liability companies or other affiliates. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.

2. Term of Agreement. Subject to earlier termination as provided for below, this Agreement will have an initial term of four (4) years commending on the Effective Date. This Agreement shall automatically extend for successive additional terms of one (1) year each (each, a “Successive One-Year Term”) unless, at least ninety (90) days prior to the end of the initial four (4) year term or any Successive One-Year Term, the Company or Executive gives written notice of intent to terminate this Agreement (a “Notice of Non-Renewal”). The term of employment under this Agreement shall include the initial four (4) year period and any extension thereof (the “Employment Term”). If Executive’s employment terminates as a result of the receipt of a Notice of Non-Renewal from the Company, Executive may be entitled to the payments and benefits under Section 8 or Section 9 of this Agreement, as provided in such Sections. For the avoidance of doubt, unless the Company actually sends, and Executive actually receives from the Company, a Notice of Non-Renewal, Executive will not be entitled to severance payments or benefits on account of non-renewal of this Agreement.

3. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

4. Compensation.

(a) Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $450,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(b) Annual Incentive. Executive will be eligible to receive annual incentives payable for the achievement of performance goals established by the Compensation Committee of the Board (the “Committee”). For the Company’s fiscal year 2012, and for the remainder of the Employment Term, Executive’s target annual incentive will be not less than one hundred percent

(100%) of Base Salary. The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved or exceeded and may be adjusted for under- or over-performance. Each annual incentive will be subject to the terms of the Company’s bonus plan then in effect for Company senior executives. For the remainder of the Company’s fiscal year 2011, Executive will be entitled to a prorated annual incentive based on the portion of the year that Executive works and will be based on non-financial performance goals to be established by the Committee after discussion with Executive.

(c) Signing Bonus. Executive will receive a signing bonus in the amount of $100,000 payable during January 2012. If, within the first year of employment with the Company, Executive terminates employment voluntarily without “Good Reason” or is terminated for “Cause” (both as defined below), Executive shall be required to repay the bonus to the Company within thirty (30) days of such termination.

(d) Stock Options. Subject to approval of the Board, Executive will be granted, as soon as administratively practicable on or following the Effective Date, stock options to purchase 880,000 of shares of Company common stock at an exercise price equal to one hundred percent (100%) of the fair market value on the date of grant (the “Stock Option”). The Stock Option will be subject to the Company’s standard terms and conditions, including a maximum term of seven years and will be subject to the Company’s standard form of stock option agreement. The vesting schedule for the Stock Option will be as follows:

(i) The vesting schedule for 640,000 of the options subject to the Stock Option will be based only on Executive’s continued service to the Company. These options will be scheduled to vest as to twenty-five (25%) of the covered shares on the first anniversary of the Effective Date and as to an additional twelve and one-half percent (12.5%) of the shares on each succeeding six-month anniversary so that this portion of the option is fully vested four years after the date of grant. Except to the limited extent expressly provided in Section 8 and Section 9 of this agreement, in order to vest in any shares on any particular vesting date, Executive must remain employed with the Company as President and Chief Executive Officer continuously through such date.

(ii) The vesting schedule for options representing the remaining 240,000 shares subject to the Stock Option will be based on the achievement of a price target for the Company’s common stock and Executive’s continued service with the Company as President and Chief Executive Officer (the “Performance Option”). These Performance Options will vest only if the average closing price for the Company’s common stock during a period of thirty (30) consecutive trading days is at least two times the average closing price of the Company’s common stock for the ninety (90) calendar days preceding the Effective Date. The thirty (30) and ninety (90) day average closing prices will be adjusted for any extraordinary cash dividend or stock split.

(iii) If (and only if) the price target is satisfied, 120,000 of the shares covered by the Performance Option immediately will vest as of the date the price target finally is satisfied. The remaining unvested shares subject to the Performance Option will vest in substantially equal monthly installments, until the Performance Option is fully vested, equal to (a) 30/1460 multiplied by (b) 240,000. If the closing price target has been achieved but unvested shares remain at the sixth annual anniversary of the Effective Date, those remaining shares subject to the Performance Option will immediately vest. Except to the limited extent expressly provided in Section 8 and Section 9 of this agreement, in order to vest in any shares on any particular vesting date, Executive must remain employed with the Company as President and Chief Executive Officer continuously through such date.

5. Employee Benefits.

(a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company; as such plans, policies and arrangements may exist from time to time.

(b) Relocation. Executive will be eligible for relocation benefits and services in accordance with the Company’s standard programs for senior executives. These benefits will include (but not be limited to) two house hunting trips to Seattle, Washington for Executive and Executive’s spouse, reasonable temporary living costs for Executive from the Effective Date until December 5, 2011, and up to one hundred twenty (120) days thereafter for Executive and Executive’s spouse. The total amount reimbursable for temporary living costs will not exceed $25,000 and will be paid to Executive as soon as reasonably practicable following the incursion of such expenses and after submission of appropriate receipts and documentation, but in no event later than December 31, 2012.

(c) Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Termination of Employment.

(a) Accrued Payments. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) pay for accrued but unused vacation; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (d) unreimbursed business expenses required to be reimbursed to Executive; and (e) rights to indemnification Executive may have under the Company’s or its subsidiaries’ and affiliates’ Articles of Incorporation, Bylaws, or separate indemnification agreement, as applicable. In addition, if the termination is in the circumstances described in Section 8 or Section 9 of this Agreement, Executive will be entitled to the amounts and benefits to the extent provided in Section 8 or 9 below as applicable.

(b) Voluntary Resignation without Good Reason; Termination for Cause; Death or Disability. If Executive’s employment with the Company terminates voluntarily by Executive (except upon resignation for Good Reason), for Cause by the Company, or due to Executive’s death or Disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards (including any performance Options that have not converted to time-based options), (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

8. Severance Benefits During Employment Term and Outside the Change in Control Period. If, during the Employment Term and outside the Change in Control Period, (i) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive’s death or Disability, (ii) Executive resigns for Good Reason, or (iii) the Company provides Executive with a Notice of Non-Renewal, then, in each case subject to Section 10, Executive will receive the following severance from the Company:

(a) Base Salary Severance. Executive will receive continued payment of Executive’s annual base salary for a period of eighteen (18) months payable in accordance with the Company’s then-standard payroll practices, with such annual base salary being determined so as to provide the highest annual base salary among the following: (i) immediately prior to Executive’s termination of employment, and (ii) immediately prior to any reduction of Executive’s base salary described in clause (ii) of the definition of “Good Reason” under Section 12(f) below.

(b) Prorated Incentive Bonus. Executive will receive a lump sum severance payment equal to Executive’s prorated bonus for any partial incentive bonus period (based on the number of days Executive remained an employee of the Company) through the date of Executive’s termination of employment (based upon actual performance of the applicable performance goals through the date of such termination) to the extent not already paid. Such amount will be paid within the Applicable Payment Period.

(c) Stock Options. All of Executive’s unvested and outstanding time-based stock options (including performance-based stock options that have been converted to time-based following achievement of the applicable performance goals), will be accelerated as to an additional twelve (12) months of vesting and become exercisable as of the date of Executive’s termination of employment.

(d) Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents (as applicable), within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for, or pay directly on Executive’s behalf, the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination of employment) until the earlier of (A) a period of twelve (12) months from the last date of employment of the Executive with the Company, or (B) the date upon which Executive becomes covered under similar plans. Notwithstanding anything to the contrary in this Section 8(d), if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the date of his termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence in the month following the month in which Executive terminates employment and will end on the earlier of (x) the date upon which Executive becomes covered under similar plans or (y) the last day of the twelfth (12th) calendar month following the month in which Executive terminations employment.

9. Severance Benefits During Employment Term and Within the Change in Control Period. If, during the Employment Term and within the Change in Control Period, (i) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive’s death or Disability, (ii) Executive resigns for Good Reason, or (iii) the Company provides Executive with a Notice of Non-Renewal, then, in each case subject to Section 10, Executive will receive the following severance from the Company:

(a) Base Salary Severance. Executive will receive a lump sum severance payment equal to two hundred percent (200%) of Executive’s annual base salary as in effect at the time that provides the highest annual base salary among the following: (i) immediately prior to Executive’s termination of employment, (ii) immediately prior to any reduction of Executive’s base salary described in clause (ii) of the definition of “Good Reason” under Section 12(f) below, and (iii) immediately prior to the Change in Control. Such amount will be paid within the Applicable Payment Period.

(b) Target Bonus Severance. Executive will receive a lump sum severance payment equal to two hundred percent (200%) of Executive’s target bonus as in effect for such period that provides the highest target bonus for Executive among the following: (i) the fiscal year in which Executive’s termination occurs (unless the termination occurs as a result of clause (iii) of the definition of “Good Reason” under Section 12(f) below, in which case the amount will be equal to Executive’s target bonus in effect prior to such reduction), (ii) the fiscal year in which the Change in Control occurs, and (iii) the fiscal year preceding the fiscal year in which the Change in Control occurs. Such amount will be paid within the Applicable Payment Period.

(c) Prorated Incentive Bonus. Executive will receive a lump sum severance payment equal to Executive’s prorated bonus for any partial incentive bonus period (based on the number of days Executive remained an employee of the Company) through the date of Executive’s termination of employment (based upon actual performance of the applicable performance goals through the date of such termination) to the extent not already paid. Such amount will be paid within the Applicable Payment Period.

(d) Stock Options. All of Executive’s unvested and outstanding time-based stock options (including performance-based stock options that have been converted to time-based following achievement of the applicable performance goals), will be accelerated as to an additional twenty-four (24) months of vesting and become exercisable as of the date of Executive’s termination of employment.

(e) Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents (as applicable), within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for, or pay directly on Executive’s behalf, the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination of employment) until the earlier of (A) a period of eighteen (18) months from the last date of employment of the Executive with the Company, or (B) the date upon which Executive becomes covered under similar plans. Notwithstanding anything to the contrary in this Section 9(d), if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the date of his termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence in the month following the month in which Executive terminates employment and will end on the earlier of (x) the date upon which Executive becomes covered under similar plans or (y) the last day of the eighteenth (18th) calendar month following the month in which Executive terminations employment.

10. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a release of claims in the form attached hereto as Exhibit A (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(i) In the event the termination occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which Executive’s termination of employment occurs (whether or not it actually becomes effective in the following year), then any severance payments and benefits under this Agreement that would be considered Deferred Payments (as defined in Section 10(c) below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (A) the date the Release actually becomes effective, (B) such time as required by the payment schedule applicable to each payment or benefit as set forth in Section 10(a)(ii), or (C) such time as required by Section 10(c).

(ii) No severance payments and benefits under this Agreement will be paid or provided unless and until the Release is signed by Executive, delivered to the Company and if applicable, any seven day revocation period contained in the Release expires without Executive revoking the Release. Any severance payments and benefits otherwise payable to Executive between the date of Executive’s termination of employment and the date the Release is delivered to the Company and becomes irrevocable will be paid on the date the Release is delivered to the Company (if the Release contains no seven day revocation period) or on the date that the seven day revocation period expires (if the Release contains a seven day revocation period). In the event of Executive’s death before all of the severance payments and benefits under this Agreement have been paid, such unpaid amounts will be paid in a lump sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(b) Non-competition, Non-disparagement, No-hire, and Non-solicitation. Executive agrees, to the extent permitted by applicable law, that in the event Executive receives severance pay or other severance benefits pursuant to this Agreement,

(i) that for the applicable Restricted Period, Executive will not, either directly or indirectly, (i) serve as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (ii) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) or (iii) participate in the organization, financing, operation, management or control of, any business in competition with the Company’s business as conducted by the Company as of the date of Executive’s termination of employment. The foregoing covenant shall cover Executive’s activities in every part of the Territory. The covenants contained in this Section 10(b)(i) shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section 10(b)(i). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of this Section 10(b)(i) are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law;

(ii) that for the applicable Restricted Period, Executive will refrain from any disparaging statements about the Company and its officers, directors and affiliates, including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company; provided, however, that the foregoing requirement under this Section 10(b)(ii) will not apply to any statements that Executive makes in addressing any statements made by the Company, its officers and/or its directors regarding Executive or Executive’s performance as an employee of the Company so long as Executive’s statements are, in the good faith judgment of Executive, truthful; and provided further that foregoing requirement under this Section 10(b)(ii) will not apply to truthful testimony that Executive is required by law to provide, including a response to a subpoena;

(iii) that for the applicable Restricted Period, Executive will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or hire or take away such employees, or attempt to solicit, induce, recruit, encourage, hire or take away employees of the Company, either for Executive’s own purposes, or for any other person or entity. Executive acknowledges and agrees that the Company is relying on Executive’s compliance with this Section 10(b) as an essential term of this Agreement; and

(iv) if Executive becomes entitled to receive any severance benefits or payments pursuant to this Agreement and a majority of the Board determines that Executive has committed a material violation of this Section 10 that results in substantial harm to the Company, the Company will be entitled to cease providing and/or recover any severance payments made or benefits provided pursuant to this Agreement. Before the Board makes any such determination, Executive will receive reasonable notice and an opportunity to be heard (with Executive’s attorney) at a meeting of the Board. The Company’s rights pursuant to this Section 10(b) are in addition to any remedies it may have for breach of contract or otherwise; further, the remaining terms of this Agreement, as well as the Release contemplated by Section 10(a), as applicable, will remain in full force and effect.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Executive, if any, pursuant to Sections 8 or 9 of this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Internal Revenue Code Section 409A (together, the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Specifically, the payments hereunder are intended to be exempt from the requirements of Section 409A under the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or, in the case of Base Salary Severance paid pursuant to Section 8(a) of this Agreement or a portion thereof, intended to be paid pursuant to a separation pay plan under the rules set forth in Section 1.409A-1(b)(9). Executive and Company agree that this Agreement, as amended, complies in form with the requirements of Section 409A based on the applicable IRS and Treasury regulations and guidance issued under Section 409A as of the date of this Agreement and the Company presently does not intend to report any income to Executive under Section 409A with respect to benefits under this Agreement, as amended. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.

11. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance and other benefits under this Agreement will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 11 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration will be cancelled in the reverse chronological order of the Executive’s equity awards’ grant dates.

12. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Applicable Payment Period. For the purposes of this Agreement, “Applicable Payment Period” means a date within sixty (60) days following the applicable of: (i) the Change in Control, in the case of the Company’s termination of Executive without Cause or Executive’s resignation for Good Reason before a Change in Control as specified in Section 9; or (ii) the termination of employment, in the case of the Company’s termination of Executive without Cause or Executive’s resignation for Good Reason pursuant to either Section 8 or coincident with or after a Change in Control as specified in Section 9.

(b) Cause. For purposes of this Agreement, “Cause” means conduct involving one or more of the following: (i) the conviction of Executive of, or plea of nolo contendere by Executive to, a felony involving moral turpitude (including under federal securities laws), resulting in material harm to the Company; (ii) the willful, substantial and continuing failure of Executive to perform the reasonable duties of his position for a period of at least thirty (30) days following written notice from the Board to the Executive that describes the basis for the Board’s belief that Executive has not substantially performed his reasonable duties for reasons other than illness or incapacity; (iii) willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty by Executive involving the Company or any of its subsidiaries, in each case that is intended to result in the substantial personal enrichment of Executive and that results in substantial, material harm to the Company; or (iv) Executive’s violation of the Confidentiality Agreement or any other confidentiality or non-competition agreements with the Company or its subsidiaries, which violation results in substantial, material harm to the Company.

Other than for a termination pursuant to Section 12(b)(i), Executive will receive notice and an opportunity to be heard before the Board with Executive’s own attorney before any termination for Cause is deemed effective. Notwithstanding anything to the contrary, if Executive wishes to avail himself of his opportunity to be heard before the Board prior to the Board’s termination of Executive’s employment for Cause, the Board may immediately place Executive on administrative leave (with full pay and benefits to the extent legally permissible) and suspend all access to Company information, employees and business. If Executive avails himself of his opportunity to be heard before the Board, and then fails to make himself available to the Board within five (5) business days of such request to be heard, the Board may thereafter cancel the administrative leave and terminate Executive for Cause.

(c) Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:

(i) during any period of twenty-four (24) consecutive months, individuals who, at the beginning of the period constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Company’s initial public offering whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director. For the avoidance of doubt, the departure from the Board of three (3) directors not standing for re-election in November 2011 (Bleier, Klein and Jotwani) will not be considered in the determination pursuant to this Section 12(c)(i); or

(ii) any “person” (as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) will not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in clause (iii) below); or

(iii) the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least half of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above will be deemed to be a “Non-Qualifying Transaction”); or

(iv) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any one person, or more than one person acting as a group (“Person”) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. For purposes of this subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Change in Control will not be deemed to occur (i) as a result of the sale, spin-off, or other divestiture of the Company’s Games, SaaS, ICM and/or Rhapsody businesses; or (ii) unless such transaction qualifies as a change in control event within the meaning of Section 409A. Also, for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (b) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the person who held the Company’s securities immediately before such transaction. Also, for the avoidance of doubt, the Company ceasing to be a publicly held corporation will not per se trigger any of the termination provisions of this Agreement.

(d) Change in Control Period. For purposes of this Agreement, “Change in Control Period” means the period (i) commencing three (3) months before the occurrence of a Change in Control and (ii) ending twenty-four (24) months after the Change in Control.

(e) Disability. For purposes of this Agreement, “Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(f) Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without Executive’s written consent:

(i) a material reduction in Executive’s duties, authorities or responsibilities relative to Executive’s duties, authorities or responsibilities as in effect immediately prior to the Change in Control (excluding a material reduction due to the Company ceasing to be a publicly held corporation); and for the avoidance of doubt the sale, spin-off or other divestiture of the Company’s Games, SaaS, ICM and/or Rhapsody businesses will not be considered to be a material reduction in Executive’s duties, authorities or responsibilities;

(ii) a material reduction in Executive’s annual base compensation, provided that one or more reductions totaling ten percent (10%) or less in any two-year period will not constitute a material reduction under this clause (ii), and provided further that one or more reductions totaling more than ten percent (10%) in any two-year period will constitute a material reduction under this clause (ii);

(iii) a material reduction in Executive’s annual target bonus opportunity, provided that one or more reductions totaling twenty-five percent (25%) or less in any two-year period will not constitute a material reduction under this clause (iii), and provided further that one or more reductions totaling more than twenty-five percent (25%) in any two-year period will constitute a material reduction under this clause (iii); and

(iv) a material change in the geographic location at which Executive must perform services; provided, however, that any requirement of the Company that Executive be based anywhere within fifty (50) miles from Executive’s primary office location as of the date of this Agreement or within fifty (50) miles from Executive’s principal residence will not constitute a material change under this clause (iv).

Executive will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(g) Restricted Period. For purposes of this Agreement, “Restricted Period” means (i) with respect to any termination of Executive’s employment outside the Change in Control Period, a period of one (1) year immediately following the date of such termination; and (ii) with respect to any termination of Executive’s employment within the Change in Control Period, a period of two (2) years immediately following the date of such termination.

(h) Territory. For purposes of this Agreement, “Territory” shall mean (i) all counties in the State of Washington, (ii) all other states of the United States of America and (iii) all other countries of the world.

13. Successors.

(a) The Company’s Successors. This Agreement will be binding on any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets and such successor will be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 13(a) or that becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the Company’s Chief Legal Officer or General Counsel.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 14(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder. Executive further agrees that before he voluntarily terminates his employment without Good Reason, Executive will provide the Company with three (3) months notice. The Company may, at its election, direct Executive to continue to work for the Company for up to three (3) months at his then-current Base Salary. In consideration for satisfying this notice requirement and for signing and not revoking a separation and release agreement to be provided by the Company, Executive will receive a lump sum payment cash payment equal to three (3) months of Executive’s then current Base Salary (assuming Executive remains an employee through end of the period specified by the Company). The lump sum cash payment will be made within ninety (90) days after the qualifying termination of employment.

15. Confidential Information. As a condition of employment, Executive agrees to execute and comply with the Company’s attached form of Development, Confidentiality and Noncompetition Agreement (the “Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during Executive’s employment with the Company, and nondisclosure of Company proprietary information.

16. Arbitration and Equitable Relief.

(a) Except as provided in Section 16(d) below, Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be settled by arbitration to be held in Seattle, Washington, in accordance with the procedures then in effect of the Judicial Arbitration & Mediation Services, Inc. (“JAMS”) (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator and/or any state or federal court will apply Washington law to the merits of any dispute or claim, without reference to rules of conflict of law. Executive hereby agrees that he will not challenge the enforceability of the non-competition clause as set forth herein based solely upon the fact that Executive may have any residence outside Washington. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in Seattle, Washington for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

(c) The Company will pay the direct costs and expenses of the arbitration. The Company will also reimburse Executive’s fees and expenses as incurred monthly, including reasonable attorneys’ fees in connection with any dispute arising out of this agreement, provided Executive prevails on at least one material issue in such dispute, or provided an arbitrator does not determine that Executive’s legal positions were frivolous or without legal foundation. In the event Executive does not so prevail or in the event of such determination, Executive will repay to the Company any amounts previously reimbursed by it, and Executive will reimburse the Company for its fees and expenses, including reasonable attorneys’ fees, incurred in connection with the dispute, unless the action is one in which only a prevailing plaintiff is entitled to prevailing party fees and costs (such as in a Title VII action).

(d) Both the Company and the Executive may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of the Confidentiality Agreement between Executive and the Company and/or Section 10 of this Agreement, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

(e) EXECUTIVE HAS READ AND UNDERSTANDS SECTION 16, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED;

NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, AND ANY LAW OF THE STATE OF WASHINGTON; AND

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

17. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized Director or authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Entire Agreement. This Agreement, together with the Confidentiality Agreement and any form of stock option agreements necessary to reflect the Stock Option, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including specifically the offer letter and terms of executive employment agreement previously entered into between Executive and the Company, which was dated October 18, 2011. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement. In the event of a termination of Executive’s employment in the circumstances described in Section 8 or Section 9 of this Agreement, the provisions of this Agreement are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract or in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement.

(d) Choice of Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions). Subject to the arbitration provisions herein, any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein

(whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(h) Attorney Fees. The Company shall reimburse Executive for reasonable fees and expenses of Executive’s legal counsel (up to $10,000) incurred in connection with the negotiation and execution of this Agreement.

(i) Legal Expenses. In the event that Executive’s employment terminates during the Change in Control Period and the Company or Executive brings an action to enforce or effect its or his rights under this Agreement, then, without regard to the reason or reasons resulting in the termination of Executive’s employment with the Company, the Company will reimburse Executive for his costs and expenses incurred in connection with the action (including, without limitation, in connection with Executive defending himself against an action brought by the Company to enforce or effect its rights under this Agreement), including (but not limited to) the costs of mediation, arbitration, litigation, court fees, expert fees, witness expenses, and reasonable attorneys’ fees. Executive’s costs and expenses (as described above) will be paid to him by the Company in advance of the final disposition of the underlying action and within thirty (30) days of Executive’s submission of documentation of the costs, expenses and fees to be reimbursed but no later than the last day of Executive’s taxable year that immediately follows the taxable year in which the costs or expenses were incurred. This right to reimbursement will be subject to the following additional requirements: (i) Executive must submit documentation of the costs, expenses and fees to be reimbursed within thirty (30) days of the end of his taxable year in which the costs, expenses and fees were incurred; (ii) the amount of any reimbursement provided during one taxable year will not affect any expenses eligible for reimbursement in any other taxable year; and (iii) the right to any such reimbursement will not be subject to liquidation or exchange for another benefit or payment. With respect to an action originally initiated by Executive, Executive agrees to repay the Company all costs and expenses advanced under this Section 17(i) in the event that it is ultimately determined by an entity of competent jurisdiction that Executive did not prevail on at least one material issue in such action.

(j) Indemnification and D&O Insurance. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s and its subsidiaries’ and affiliates’ Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

(k) Non-Disparagement. For the same period (if any) for which Executive is subject to the non-disparagement restrictions under Section 10(b)(ii) of this Agreement, the Company will instruct its officers and directors to refrain from any disparaging statements about Executive; provided, however, that the foregoing requirement under this Section 17(k) will not apply to any statements that the Company’s officers and directors make in addressing any statements made by Executive or his representatives so long as the statements are, in the good faith judgment of the officer or director, truthful; and provided further that the requirements of this Section 17(k) shall not apply to truthful testimony that any officer or director is required by law to provide, including in response to subpoena.

o O o

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	REALNETWORKS, INC.

	By:	/s/ Robert Glaser
	Title:	Chairman of the Board of Directors

EXECUTIVE	By:	/s/ Thomas Nielsen

EXHIBIT A

FORM OF RELEASE AGREEMENT

Executive agrees that the Severance Consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; Washington State Law Against Discrimination, as amended (Wash. Rev. Code §§ 49.60.010 et seq.); Washington Equal Pay Law, as amended (Wash. Rev. Code § 49.12.175); Washington sex discrimination law (Wash. Rev. Code § 49.12.200); Washington age discrimination law (Wash. Rev. Code § 49.44.090); Washington whistleblower protection law (Wash. Rev. Code §§ 49.60.210, 49.12.005, and 49.12.130); Washington genetic testing protection law (Wash. Rev. Code § 49.44.180); Washington Family Care Act (Wash. Rev. Code § 49.12.270); Washington Minimum Wage Act (Wash. Rev. Code §§ 49.46.005 to 49.46.920); Washington wage, hour, and working conditions law (Wash. Rev. Code §§ 49.12.005 to 49.12.020, 49.12.041 to 49.12.050, 49.12.091, 49.12.101, 49.12.105, 49.12.110, 49.12.121, 49.12.130 to 49.12.150, 49.12.170, 49.12.175, 49.12.185, 49.12.187, 49.12.450); Washington wage payment law (Wash. Rev. Code §§ 49.48.010 to 49.48.190).;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage or expense arising out of any dispute over Company withholding the incorrect amount from any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or to Executive’s vested rights in retirement or similar plans, programs or accounts. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company).

In addition, nothing in this release shall (i) operate to release or waive Executive’s rights, if any, under contract, law, the Company’s By-laws or Articles of Incorporation, as an employee, officer or director of the Company, to be defended and indemnified by the Company against, any and all liability incurred with respect to any claim or proceeding to which Executive is or is threatened to be made a party because of Executive’s service as an employee, officer or director, or Chairman of the Board of the Company or its subsidiaries or affiliates, or (ii) operate to release or waive Executive’s rights, as an employee, officer or director of the Company or its subsidiaries or affiliates, to be named, protected by and have coverage rights under the Company’s or its subsidiaries’ or affiliates’ insurance policies.

Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.

Executive further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Release Agreement; (b) he has twenty-one (21) days within which to consider and sign this Release Agreement; (c) he has seven (7) days following his execution of this Release Agreement to revoke this Release Agreement; (d) this Release Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Release Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Release Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the Company’s Corporate Secretary at 2601 Elliott Avenue, Seattle, Washington, 98121, that is received prior to the Effective Date. The Parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.

Unknown Claims. Executive acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the released party. Executive being aware of said principle agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

IN WITNESS WHEREOF, the Parties have executed this Release Agreement on the respective dates set forth below.

    Thomas Nielsen, an individual

Dated:
Executive

REALNETWORKS, INC.

Dated:	By

REALNETWORKS, INC. DEVELOPMENT, CONFIDENTIALITY AND NONCOMPETITION

AGREEMENT

THIS AGREEMENT is made and entered into as of November 9, 2011, by and between RealNetworks, Inc. (“Real”) and Thomas Nielsen (“You”). “Real” means RealNetworks, Inc. and all of its present and future subsidiaries and related entities including partnerships in which Real is a member.

In consideration of your employment, compensation, benefits, access to Real training, Trade Secrets and Confidential Information, and the mutual promises made herein, you and Real agree as follows:

1. Company Property. “Company Property” means all records, files, notebooks, manuals, objects, devices, supplies, materials, recordings, drawings, models, computer programs, prototypes, equipment, inventory and other materials, or copies thereof, in electronic or paper form, that have been created, used or obtained by Real, as well as Trade Secrets, Confidential Information and Employee Developments and all business revenues and fees produced or transacted through your efforts. You agree that all Company Property is and shall remain the property of Real. You will preserve and use the Company Property only for the benefit of Real and Real’s business, and you will return all Company Property to Real upon Real’s request or upon termination of your employment (whether voluntary or involuntary).

2. Confidential Information and Employee Developments.

As used in this Agreement, the following terms shall have the meanings shown.

“Employee Development” means all technological, financial and operating ideas, processes, and materials, including all inventions, discoveries, concepts, ideas, enhancements to existing technology or business processes, computer program ideas and expressions, computer circuit designs, computer hardware concepts and implementations, formulae, algorithms, techniques, written materials, graphics, photographs, literary works, and any other ideas or original works of authorship relating to software or hardware development that you may develop or conceive of while employed by Real, alone or with others and which (i) relate directly to Real’s actual or demonstrably anticipated business or (ii) incorporate or are developed using Trade Secrets or Confidential Information or (iii) are conceived or developed with the use of any Real equipment, supplies or facilities including Real personnel or (iv) result from work performed by you for Real, regardless of whether it is technically eligible for protection under patent, copyright, or trade secret law.

“Trade Secret” means the whole or any portion of any scientific or technical information that is valuable and not generally known to competitors of Real. Trade Secrets include without limitation the specialized information and technology that Real may develop or acquire with respect to program materials (including without limitation program and project ideas, source and object code, Codecs, program listings, programming notes and documentation, flow-charts, and system and user documentation), system designs, operating processes, know-how, equipment designs, blue prints and product specifications.

“Confidential Information” means any data or information, other than Trade Secrets, which has been discovered, developed (including information conceived or developed by you) or has otherwise become known to Real, including any parent, subsidiary, predecessor, successor or otherwise affiliated company (“Real Company”), that is material to Real Company and not generally known to the public. Confidential Information includes without limitation:

i. Sales records, profits and performance reports, pricing manuals and lists, sales manuals and lists, training materials, selling and pricing procedures, and financing methods of Real Company.

ii. Customer lists or accounts, special requirements of particular customers, and current and anticipated requirements of customers generally for the products of Real Company;

iii. Research and development and specifications of any new products or lines of business under development or consideration;

iv. Sources of supply of integrated components and materials used for production, assembly, and packaging by Real Company, and the quality, price, and usage of such components and materials;

v. Marketing plans, strategies, sales and product development data, and inventions;

vi. Business plans and internal financial statements and projections of Real Company; and

vii. Personnel related information such as employees’ compensation, performance reviews, or other individually identifiable information.

You recognize and acknowledge that Real Company is engaged in a continuous program of research, development and production respecting its software products, its other business opportunities and for its customers. Important assets of Real Company are its Confidential Information, Trade Secrets and Employee Developments. You recognize that Real Company has a vital and substantial interest in maintaining confidentiality of Trade Secrets and Confidential Information to maintain a stable work force, continuing positive business relationships and minimizing damage to or interference with business. You also recognize and acknowledge that your employment exposes you to programming, concepts, designs and other information proprietary to Real Company and third parties with whom Real does business, and creates a relationship of trust and confidence between you and Real with respect to any such information.

Obligations with Respect to Employee Developments. All Employee Developments shall be considered works made for hire by you for Real and prepared within the scope of your employment. Under U.S. Copyright Law, all such materials shall, upon creation, be owned exclusively by Real. To the extent that any such material, under applicable law, shall be deemed not to be works made for hire, you hereby assign to Real all right, title and interest in and to such materials, in the United States and foreign countries, without further consideration, and Real shall be entitled to register and hold in its own name all copyrights, patents and trademarks in respect to such materials. You agree to promptly and completely disclose in writing to Real details of all original works of your authorship, discoveries, concepts, or ideas. You agree to apply, at Real’s request and expense, for any patent or other legal protection of Employee Developments and to sign and deliver any applications, assignments or other documents as Real may reasonably require. Real shall have the exclusive right to all Employee Developments without additional consideration to you, including but not limited to the right to own, make, use, sell, have made, rent, lease, lend, copy, prepare derivative works of, perform or display publicly.

Your Own Personal Inventions. You shall not be required to assign to Real any of your rights in any personal invention you developed entirely on your own time without using Real’s equipment, supplies, facilities, Trade Secrets or Confidential Information, except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention directly to Real’s actual or demonstrably anticipated business or (2) result from any work performed by you for Real. You acknowledge notice by Real that the prior paragraph does not apply to any personal invention as described in this paragraph. You agree that this satisfies the requirements of Washington state law.

Restrictions on Use and Disclosure of Trade Secrets and Confidential Information. During your employment with Real and for so long thereafter as the information remains a Trade Secret or Confidential Information, you shall not use, reproduce, disclose, or permit any person to obtain or use any Trade Secret or Confidential Information of Real (whether or not it is in written or tangible form), except as specifically authorized in writing by Real. You shall use the highest degree of care in safeguarding Trade Secrets and Confidential Information against loss, theft, or other inadvertent disclosure. You further agree that any Trade Secrets, Confidential Information, copyrightable works or materials or copies of them that enter into your possession, by reason of employment, are the sole property of Real and shall not be used in any manner adverse to Real’s best interests. You agree not to remove any Confidential Information or Trade Secret from Real’s premises except in pursuit of Real’s business.

Upon Real’s request at any time, or upon your termination of employment (whether voluntary or involuntary), you shall deliver to Real, and shall not retain for your own or another’s use, any and all originals or copies of Employee

Developments, Trade Secrets, Confidential Information and Company Property. Your obligations under this Agreement supplement and do not supersede or limit other obligations you have to Real or rights or remedies of Real including without limitation those under the Washington Uniform Trade Secrets Act.

3. Your Warranties. You agree to perform at all times faithfully, industriously and to the best of your ability all duties and functions consistent with your position and to abide by any general employment guidelines or policies adopted by Real. You acknowledge that your employment is in no way conditioned upon your disclosure to Real of confidential information or trade secrets of others, and you agree not to improperly obtain, disclose to Real, or induce Real to use, any confidential information or trade secrets belonging to any third party. You represent that the execution of this Agreement, your employment with Real, and the performance of your proposed duties to Real will not violate any agreements or obligations you may have to any former employer or third party and you are not subject to any restrictions which would prevent or limit you from carrying out your duties for Real.

4. Non-Competition. You acknowledge that Real is engaged in a highly competitive business and that by virtue of the position in which you are employed, you will perform services that are of competitive value to Real and which if used in competition with Real could cause it serious harm. Therefore, you agree not to work for any Competitor during your employment with Real (including after work hours, weekends and vacation time), even if only organizational assistance or limited consultation is involved. During your employment with Real, you agree not to publish, design or develop computer software that competes with Real software products (either existing or under development).

6. Return of Property. You represent that you will return to Real all company-owned property in your possession or control, including but not limited to credit cards, keys, access cards, company-owned equipment, computers and related equipment, customer lists, files, memoranda, documents, price lists, and all other trade secrets and/or confidential Real information, and all copies thereof, whether in electronic or other form.

7. Deductions from Pay. To the maximum extent permitted by law, you authorize Real to deduct from your compensation the value of any Company Property not returned or the amount of any sums owed to Real by you, and you release Real from any claims based upon such withholding.

8. Miscellaneous. This Agreement together with your Employment Agreement constitute the complete and entire agreement between us, and supersedes and cancels all prior understandings, correspondence and agreements, oral and written, express or implied, between us relating to the subject matter hereof. This Agreement can only be amended or waived by a written document signed by Real and you. The waiver of any breach of this Agreement, or the failure to enforce any provision, shall not waive any later breach. Real and you both consent to the other giving third parties notification of the existence and terms of this Agreement. This Agreement shall become effective only when executed by Real and then shall be binding upon and inure to the benefit of Real and you, and each of our successors, assigns, heirs or legal representatives, except that you may not assign or delegate any rights or duties under this Agreement. This Agreement will be interpreted and enforced in accordance with the laws of the State of Washington as applied to agreements made and performed in Washington, without regard to the State’s conflict of laws provisions. Jurisdiction and venue in any proceeding either at law or in equity, of or relating to this Agreement shall be in King County, Washington. You agree that Real may be irreparably harmed by a breach by you of this Agreement, that adequate remedies may not exist in law, and that Real shall be entitled to bring an action for a preliminary or permanent injunction or restraining order to enforce this Agreement. You acknowledge that your experience and capabilities are such that an injunction to enforce this Agreement will not prevent you from earning a reasonable livelihood. Your claims against Real shall not be a defense to Real’s enforcement of this Agreement. In case any term in this Agreement shall be held invalid, illegal or unenforceable in whole or in part, the validity of the remaining terms of the Agreement shall not be affected.

You acknowledge that you have read this Agreement, have had an opportunity to have it explained to you, understand its provisions and have received an exact copy of it for your records. You further understand that your employment relationship with Real is at will and nothing in this Agreement suggests or signifies otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.

REALNETWORKS, INC.	THOMAS NIELSEN

By: /s/ Robert Glaser	Signature: /s/ Thomas Nielsen
Name: Robert Glaser	Printed Name: Thomas Nielsen
Title: Chairman of the Board of Directors